EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Roger Holliday (Financial)
678/742-8181 or
Nancy Young (Media)
678/742-8118

RUSSELL CORPORATION EXPECTS TO REPORT
SECOND QUARTER RESULTS AHEAD OF ANALYSTS’ EXPECTATIONS

ATLANTA (July 13, 2004) – Russell Corporation (NYSE:RML) announced today that it expects to exceed analysts’ expectations for the second quarter ending July 4, 2004.

“We anticipate reporting ongoing second quarter earnings in the range of $.20 to $.22 per share, exceeding the current consensus estimate of $.15 per share,” said Jack Ward, chairman and CEO. “The acceleration of the cost savings from our Operational Improvement Program and improved manufacturing efficiencies from increased volume are contributing to the revised outlook for the second quarter.”

Russell also sold its interest in Marmot Mountain, Ltd., which will result in a one-time second quarter gain of $.085 per share. Russell had held a minority investment position in Marmot since October 2001. Including the one-time gain from this sale, second quarter earnings are expected to be in the range of $.28 to $.30 per share. Profits from the Marmot sale will be reinvested into special one-time projects or activities this year that can positively impact the company.

Russell previously announced that it expected second quarter earnings to be in the range of $.12 to $.18 per share. For the 2004 fiscal year, Russell had provided earnings guidance to be in the range of $1.40 to $1.60 per share and will update the projection in the second quarter conference call currently scheduled for July 29, 2004 at 8:30 a.m. EDT.

About Russell Corporation
Russell Corporation is a leading branded athletic and sporting goods company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The company’s brands include: Russell Athletic, JERZEES, Spalding, AAI, Mossy Oak, Bike, Moving Comfort, Dudley, Cross Creek and Discus. The company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

Forward Looking Statement This Press Release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “anticipate”, “believe”, “intend”, “expect”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will” and similar expressions and include references to assumptions that Russell believes are reasonable and relate to its future prospects, developments and business strategies. Factors that could cause Russell’s actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to: (a) Russell’s ability to implement and achieve the goals of its Operational Improvement Program and other cost saving initiatives; (b) risks associated with Russell’s marketing activities and long-term business strategies; (c) Russell’s efficient utilization of production facilities; (d) changes in customer demand for Russell’s products; and (e) other risk factors listed in Russell’s reports filed with the Securities and Exchange Commission from time to time. Russell undertakes no obligation to revise the forward-looking statements included in this Press Release to reflect any future events or circumstances. Russell’s actual results, performance or achievements could differ materially from the results expressed or implied by these forward-looking statements.